Exhibit 23 (a)



               Consent of Independent Auditors

The Board of Directors
PepsiCo, Inc.

We consent to the use of our audit report dated February 7, 1995 on the consolidated financial statements and schedule of PepsiCo, Inc. and subsidiaries as of December 31, 1994 and December 25, 1993 and for each of the years in the three year period ended December 31, 1994 incorporated herein by reference in the Registration Statement on Form S-3 and in the related prospectus of PepsiCo, Inc. pertaining to the registration of $2,500,000,000 principal amount of debt securities and warrants for PepsiCo, Inc. and to the reference to our Firm under the heading "Experts" in the Registration Statement.

Our report refers to PepsiCo Inc.'s adoption of the Financial Accounting Standards Board's Statement of
Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," and the change in the method of calculating the market-related value of pension plan assets used in the determination of pension expense in 1994, and PepsiCo's adoption of the Financial
Accounting Standards Board's Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 109, "Accounting for Income Taxes" in 1992.

                   /s/ KPMG PEAT MARWICK LLP


New York, New York
November 14, 1995